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                                                                 Exhibit 11


                              Movie Gallery, Inc.

                       Computation of Earnings Per Share

                                                      Three Months Ended
                                                           March 31
                                                     1996           1995
                                                  -----------    ----------
Net income                                        $ 5,100,800    $2,862,959
                                                  ===========    ==========
Shares:
Weighted average common shares
  outstanding                                      12,138,659     9,203,450
Net effect of dilutive stock options                  197,825       271,709
                                                  -----------    ----------
Weighted average common and common
  equivalent shares outstanding                    12,336,484     9,475,159
                                                  ===========    ==========
Earnings per common and
  common equivalent share                         $       .41    $      .30
                                                  ===========    ==========